P. O. BOX 509 • 820 CHURCH STREET • HONESDALE, PENNSYLVANIA • 18431 • 570-253-1970

FOR IMMEDIATE RELEASE
TO: NEWS EDITOR
PHOTO ATTACHED

SUBJECT: DIMECO, INC. 2010 ANNUAL MEETING OF STOCKHOLDERS

Honesdale, Pennsylvania – Dimeco, Inc. (the “Company), the parent holding company of The Dime Bank, Honesdale, Pennsylvania (the “Bank”), announced that its 2010 Annual Meeting of Stockholders was held on April 22, 2010. At the meeting William E. Schwarz and Henry M. Skier were re-elected as directors each for a three-year term. Stockholders also approved the Dimeco, Inc. 2010 Equity Incentive Plan and ratified the appointment of S. R. Snodgrass, A.C. as the Company’s independent auditors for the fiscal year ending December 31, 2010. The Company’s stock is traded on the over-the-counter (“OTC”) bulletin board under the symbol “DIMC.”

Financial highlights for the year 2009 were presented by Maureen H. Beilman, chief financial officer.  Ms. Beilman reported that the Company increased in size 12.3% over 2008, to end the year at over $530,000,000 in total assets. Loans represented the largest segment of assets in 2009, at 77% of all assets.  Investments grew to $73,600,000 at the close of 2009. The Company purchases only investment grade securities and has never owned trust preferred stock or any of the “exotic” bonds that posed problems for other companies last year.

Ms. Beilman stated that the Company continues to derive the majority of funds to invest in the local community from interest-bearing customer deposit accounts, mainly certificates of deposit.  Balances of non-interest bearing accounts increased over $2,000,000 or 5.5% during 2009.  Ms. Beilman stated that capital remains the foundation of the Company’s balance sheet, at $47,000,000 or 6% greater than one year earlier.  The capital to asset and risk-based capital ratios remained consistent over the past five years to end the year at 9.5% and 11.7%, respectively, both of which are greater than the government’s mandates for “well capitalized” institutions.

Ms. Beilman then reported on the income statement.  The major source of income for 2009 was net interest income, derived from the difference between interest earned on loans and investments and interest paid for deposits and borrowings. With interest rates holding at their lowest levels in decades, interest margins have been squeezed and both interest income and interest expense decreased in 2009.  Ms. Beilman continued by stating that net income for the year 2009 was $4,400,000.  According to the Uniform Bank Performance Report for 2009, a comparison to peer institutions showed that at this level, The Dime Bank is in the top 29% of banks in its category nationally.  Additionally, The Dime Bank efficiency ratio was 60%, a favorable comparison to the ratio of 71% for the national peer group of banks with assets of between $300 million and $1 billion.

Ms. Beilman ended her report by discussing the return to shareholders.  The Board of Directors authorized the return of 51% of 2009 earnings to shareholders through the payment of dividends. The Company was able to return this amount while maintaining healthy capital levels.

The program was then turned over to Senior Vice President and Senior Lending Officer Peter Bochnovich, to present loan highlights for the year.  Mr. Bochnovich began his presentation with a review of several economic conditions that impacted the Company’s lending strategy in 2009: interest rates, housing starts and unemployment.  Mr. Bochnovich continued the discussion focusing on the growth, composition and quality of the loan portfolio.  In 2009, the portfolio grew to $410,000,000. This represented an increase of 7.8% from December 31, 2008. The composition of the portfolio remained relatively constant with commercial loans representing approximately 76% of total loans outstanding, residential mortgages representing 21% and consumer loans representing the remaining 3%.

Mr. Bochnovich further stated that commercial loans continue to drive the portfolio, increasing $28,893,000 or 10.2% over 2008, with these credits consisting of commercial mortgages, equipment loans, capital improvement loans and lines of credit.  Residential mortgages increased by $2,800,000 or 3.5%.  This level of growth reflects the policy of the Company to underwrite and sell on the secondary market the vast majority of its fixed rate residential mortgages. This practice allows the Company to offer long term fixed rate financing while avoiding the interest rate risk associated with these products.  Loan delinquency at year-end 2009 was 2.0%, down substantially from 2008. Although the level of delinquency has improved, nonaccrual loans have increased, thereby reducing potential revenue as the loans become non earning assets. A comparison against peer banks showed the Company to be in a very favorable position for the ratio of charge offs to total loans at ..12%, compared to peer 1.14%.  Mr. Bochnovich closed by stating that 2009 was a very busy year in many respects.   He noted the Company is making progress with loan collections and he believes the institution is well positioned and looking forward to the economic recovery.

The floor was then handed to President and Chief Executive Officer Gary C. Beilman, who reviewed the economic challenges the Company faced during 2009, namely a continued recession, high unemployment, stagnant interest rates, and squeezed interest margins.  He stated, once again, that the Company never participated in subprime lending or exotic investments, and therefore didn’t need any government bailout money as was the case with numerous financial counterparts.  Mr. Beilman reviewed that the Company experienced handsome profit and enhanced value with net income of $4,400,000, a dividend increase of 9.1%, a book value increase of 5.9% and stockholders’ equity increase of 6.0%.

Mr. Beilman then discussed several peer comparison reports including a Value Chain Analysis which showed the Company positioned favorably against 49 peer financial institutions.  The comparison highlighted Dimeco’s performance in the categories of Yield on Earning Assets, Net Interest Margin, Charge-offs to Average Loans, Noninterest Expense and Return on Assets.  Dimeco’s stock performance was shown to mirror that of NASDAQ’s over the past five years.  Further, for the same period, Dimeco stock  performed favorably against local and regional competition.  Mr. Beilman then went on to discuss that he feels The Dime Bank is a special place which emphasizes all aspects of service, a concept that has been well-accepted by the marketplace. This acceptance is reflected in the Company’s significant growth during 2009.  This growth, which was driven by a 16% increase in deposits, is reflected in the FDIC’s annual report on deposits for all banks in the country.  The report shows that during 2009, The Dime Bank continued to hold the largest market share of deposits in Wayne and Pike Counties, PA combined, a position the bank has held each year since 2007.

Lastly, Mr. Beilman thanked all in attendance with special emphasis to Dimeco’s four partners:  shareholders, customers, staff and community.  A question and answer period was held, and at the conclusion of business, the session was adjourned, and light refreshments were served.

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York.  The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services.  For more information on The Dime Bank, visit www.thedimebank.com.

Pictured left to right Dimeco, Inc. Board of Directors: John F. Spall, Gary C. Beilman, Robert E. Genirs, Thomas A. Peifer, William E. Schwarz, Barbara J. Genzlinger, Henry M. Skier. Not pictured: John S. Kiesendahl.

Source: Dimeco, Inc. (NASDAQ “DIMC”) / April 27, 2010, Contact: Deborah Unflat